PL Real Estate Fund
Report Pursuant to Rule 10f-3
Quarter Ended June 30, 2009


Securities Purchased



(1) Name of Issuer
Camden Property

 (2) Description of Security (name, coupon, maturity, subordination, common stock, etc.)
Common Stock

(3) Date of Purchase
05/06/2009

(4) Date of Offering
05/06/2009

(5) Unit Price
$27.50

(6) Principal Amount of Total Offering
$247,500,000

(7) Underwriting Spread (% and $)
$1.1687

(8) Names of Syndicate Members
Merrill Lynch &
Co., J.P. Morgan,
Morgan Stanley,
Deutsche Bank
Securities, Morgan
Keegan & Company,
Inc., Scotia
Capital, UBS
Investment Bank,
Wachovia
Securities, Citi,
PNC Capital Markets
LLC, SunTrust
Robinson Humphrey,
ABN AMRO, RBC
Capital Markets

(9) Dollar Amount of Purchase by the Portfolio
$61,875



(10) % of Offering Purchased by Portfolio
0.0250%



(11) % of Offering Purchased by Associated Accounts
2.7528%



(12) % of Portfolio Assets Applied to Purchase
0.20%



(13) Name(s) of Syndicate Members(s) from whom Purchased
Merrill Lynch



(14) Name(s) of Affiliated Underwriter
Morgan Stanley